Exhibit 10.1
ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of August 19, 2005 among Emmis Television Broadcasting, L.P., an Indiana limited partnership (“Emmis Broadcasting”) and Emmis Television License, LLC, an Indiana limited liability company (“Emmis License,” and, together with Emmis Broadcasting, “Seller”) and Gray Television Group, Inc., a Delaware corporation (“Buyer”).
Recitals
     A. Seller owns and operates the following television broadcast station (the “Station”) pursuant to certain authorizations issued by the Federal Communications Commission (the “FCC”):
WSAZ-TV, Huntington, West Virginia
     B. Pursuant to the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Station Assets (defined below).
Agreement
     NOW, THEREFORE, taking the foregoing into account, and in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1: PURCHASE OF ASSETS
     1.1. Station Assets. On the terms and subject to the conditions hereof, at Closing (defined below), except as set forth in Sections 1.2 and 1.3, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all right, title and interest of Seller in and to all assets and properties of Seller, real and personal, tangible and intangible, that are used or held for use in the operation of the Station (the “Station Assets”), including without limitation the following:
          (a) all licenses, permits and other authorizations issued to Seller by the FCC with respect to the Station (the “FCC Licenses”), including those described on Schedule 1.1(a), including any renewals or modifications thereof between the date hereof and Closing;
          (b) all of Seller’s equipment, transmitters, antennas, cables, towers, vehicles, furniture, fixtures, spare parts and other tangible personal property of every kind and description that are used or held for use in the operation of the Station, including without limitation those listed on Schedule 1.1(b), except for any retirements or dispositions thereof made between the date hereof and Closing in the ordinary course of business (the “Tangible Personal Property”);

          (c) all of Seller’s real property used or held for use in the operation of the Station (including any appurtenant easements and improvements located thereon), including without limitation those listed on Schedule 1.1(c) (the “Real Property”);
          (d) all agreements for the sale of advertising time on the Station, and all other contracts, agreements and leases used in the Station’s business, including without limitation those listed on Schedule 1.1(d), together with all contracts, agreements and leases made between the date hereof and Closing in accordance with Article 4 (the “Station Contracts”);
          (e) all of Seller’s rights in and to the Station’s call letters and Seller’s rights in and to the trademarks, trade names, service marks, internet domain names, copyrights, programs and programming material, jingles, slogans, logos, and other intangible property which are used or held for use in the operation of the Station, including without limitation those listed on Schedule 1.1(e) (the “Intangible Property”);
          (f) Seller’s rights in and to all the files, documents, records, and books of account (or copies thereof) relating to the operation of the Station, including the Station’s local public files, programming information and studies, engineering data, advertising studies, marketing and demographic data, sales correspondence, lists of advertisers, credit and sales reports, and logs, but excluding records relating to Excluded Assets (defined below); and
          (g) the Station’s accounts receivable and any other rights to payment of cash consideration (including without limitation all rights to payments under the Station’s network affiliation agreements, whether or not offset) for goods or services sold or provided prior to the Effective Time (defined below) or otherwise arising during or attributable to any period prior to the Effective Time (the “A/R”).
     1.2. Excluded Assets. Notwithstanding anything to the contrary contained herein, the Station Assets shall not include the following assets or any rights, title and interest therein (the “Excluded Assets”):
          (a) all cash and cash equivalents of Seller, including without limitation certificates of deposit, commercial paper, treasury bills, marketable securities, money market accounts and all such similar accounts or investments;
          (b) all tangible and intangible personal property of Seller retired or disposed of between the date of this Agreement and Closing in accordance with Article 4;
          (c) all Station Contracts that are terminated or expire prior to Closing in accordance with Article 4;
          (d) Seller’s corporate and trade names unrelated to the operation of the Station (including the name “Emmis”), charter documents, and books and records relating to the organization, existence or ownership of Seller, duplicate copies of the records of the Station, and all records not relating to the operation of the Station;
          (e) all contracts of insurance, all coverages and proceeds thereunder and all rights in connection therewith, including without limitation rights arising from any refunds due with respect to insurance premium payments to the extent related to such insurance policies;

          (f) all pension, profit sharing plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Seller;
          (g) any computer software and programs used in the operation of the Station that are not transferable;
          (h) all rights and claims of Seller, whether mature, contingent or otherwise, against third parties with respect to the Station and the Station Assets, to the extent arising during or attributable to any period prior to the Effective Time;
          (i) all deposits and prepaid expenses (and rights arising therefrom or related thereto), except to the extent Seller receives a credit therefor under Section 1.7;
          (j) all claims of Seller with respect to any tax refunds;
          (k) computers and other assets located at the Emmis Communications Corporation headquarters, and the centralized server facility, data links, payroll system and other operating systems and related assets that are used in the operation of multiple stations; and
          (l) the assets listed on Schedule 1.2, and the slogan “Great Media, Great People, Great Service.”
     1.3. Shared Assets.
          (a) Some of the Station Contracts may be used by Seller or affiliates of Seller in the operation of multiple stations or other business units (the “Shared Contracts”) and are identified as such on Schedule 1.1(d). The rights and obligations under the Shared Contracts shall be equitably allocated among stations in a manner reasonably determined by Seller in accordance with the following equitable allocation principles:
                    (i) any allocation set forth in the Shared Contract shall control;
                    (ii) if none, then any allocation previously made by Seller in the ordinary course of Station operations shall control;
                    (iii) if none, then the quantifiable proportionate benefit to be received by the parties after Closing shall control; and
                    (iv) if not quantifiable, then reasonable accommodation shall control.
          (b) Buyer shall cooperate with Seller (and any third party designated by Seller) in such allocation, and the Station Contracts (and Assumed Obligations (defined below)) will include only Buyer’s allocated portion of the rights and obligations under the Shared Contracts (without need for further action and whether such allocation occurs before or after Closing). If designated by Seller, such allocation will occur by termination of the Shared Contract and execution of new contracts. Buyer’s allocated portion of the Shared Contracts will not include any group discounts or similar benefits specific to Seller or its affiliates. Completion of documentation of any such allocation is not a condition to Closing.

     1.4. Assumption of Obligations. On the Closing Date (defined below), Buyer shall assume the obligations of Seller arising during, or attributable to, any period of time on or after the Closing Date under the Station Contracts and the FCC Licenses, the obligations described in Section 5.7 and any other liabilities of Seller to the extent Buyer receives a credit therefor under Section 1.7 (collectively, the “Assumed Obligations”). Except for the Assumed Obligations, Buyer does not assume, and will not be deemed by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to have assumed, any other liabilities or obligations of Seller (the “Retained Obligations”).
     1.5. Purchase Price. In consideration for the sale of the Station Assets to Buyer, at Closing Buyer shall pay Seller, by wire transfer of immediately available funds, the sum of One Hundred Eighty-Six Million Dollars ($186,000,000), subject to adjustment pursuant to Section 1.7 (the “Purchase Price”).
     1.6. Deposit.
          (a) Within one (1) business day of the date of this Agreement, Buyer shall make a deposit (the “Deposit”) by delivering to Seller (as beneficiary) a letter of credit (the “L/C”) issued by Wachovia Bank NA or another bank reasonably satisfactory to Seller (the “Issuing Bank”) in the stated amount and in the form of Exhibit A hereto. The L/C shall be without draw conditions other than presentation to the Issuing Bank of a draw certificate (which may contain a statement that Seller is entitled to draw under the terms of this Agreement), and shall have an expiry date of not less than one year after the date hereof (and otherwise in a form reasonably satisfactory to Seller). If the L/C is not extended prior to the date one month before its expiry date, then Seller may present the L/C to the Issuing Bank and draw the entire stated amount and such proceeds shall be held by Seller as a cash deposit.
          (b) At Closing, the Deposit, (i) if cash, shall be retained by Seller and applied to the Purchase Price, or (ii) if an L/C, the L/C shall be returned to Buyer upon payment of the Purchase Price. If this Agreement is terminated by Seller pursuant to Section 10.1(c), the Deposit, (i) if cash, shall be retained by Seller, or (ii) if an L/C, Seller shall present the L/C to the Issuing Bank and draw the entire stated amount thereof. Any such retention or payment to Seller shall be credited as partial payment of liquidated damages under Section 10.5. If this Agreement is terminated for any other reason, the Deposit, (i) if cash, shall be disbursed to Buyer, or (ii) if an L/C, the L/C shall be returned to Buyer.
          (c) Any failure by Buyer to deliver the L/C to Seller within one (1) business day of the date hereof constitutes a material default as to which the Cure Period under Section 10.1 does not apply entitling Seller to immediately terminate this Agreement.
     1.7. Prorations and Adjustments.
          (a) All prepaid and deferred income and expenses relating to the Station Assets and arising from the operation of the Station shall be prorated between Buyer and Seller in accordance with accounting principles generally accepted in the United States (“GAAP”) as of 12:01 a.m. on the day of Closing (the “Effective Time”). Such prorations shall include without limitation all ad valorem, real estate and other property taxes (except transfer taxes as provided by Section 11.1), music and other license fees, employee performance incentives set forth in employment agreements or annual compensation plans, any vacation for Transferred Employees (defined below) (except accruals for the fiscal year of Seller in which Closing occurs for which there shall be no adjustment), utility expenses, rent and other amounts under Station Contracts and similar prepaid and deferred items. Seller shall receive a credit for all of the Station’s deposits and prepaid expenses. Sales commissions related to the sale of advertisements broadcast on the Station prior to the Effective Time shall be the responsibility of Seller, and sales commissions related to the sale of advertisements broadcast on the Station after the Effective Time shall be the responsibility of Buyer.
          (b) With respect to trade, barter or similar agreements for the sale of time for goods or services assumed by Buyer pursuant to Section 1.1(d), if at Closing the Station has an aggregate negative or positive barter balance (i.e., the amount by which the value of air time to be provided by the Station after the Effective Time exceeds, or conversely, is less than, the fair market value of corresponding goods and services), there shall be no proration or adjustment, unless the negative or positive barter balance of the Station as an aggregate exceeds $50,000, in which event such excess or deficiency, as the case may be, shall be treated either as prepaid time sales or a receivable of Seller, and adjusted for as a proration in Buyer’s or Seller’s favor, as applicable. In determining barter balances, the value of air time shall be based upon Seller’s rates as of Closing, and corresponding goods and services shall include those to be received by the Station after Closing plus those received by the Station before Closing to the extent conveyed by Seller to Buyer as a part of the Station Assets.
          (c) No later than three (3) business days prior to the scheduled Closing date, Seller shall provide Buyer with a statement setting forth a reasonably detailed computation of Seller’s reasonable and good faith estimate of the Adjustment Amount (defined below) as of Closing (the “Preliminary Adjustment Report”). As used herein, the “Adjustment Amount” means the net amount by which the Purchase Price is to be increased or decreased in accordance with this Section 1.7. If the Adjustment Amount reflected on the Preliminary Adjustment Report is a credit to Buyer, then the Purchase Price payable at Closing shall be reduced by the amount of the preliminary Adjustment Amount, and if the Adjustment Amount reflected on the Preliminary Adjustment Report is a charge to Buyer, then the Purchase Price payable at Closing shall be increased by the amount of such preliminary Adjustment Amount. For a period of ninety (90) days after Closing, Seller and its auditors and Buyer and its auditors may review the Preliminary Adjustment Report and the related books and records of Seller with respect to the Station, and Buyer and Seller will in good faith seek to reach agreement on the final Adjustment Amount. If agreement is reached within such 90-day period, then promptly thereafter Seller shall pay to Buyer or Buyer shall pay to Seller, as the case may be, an amount equal to the difference between (i) the agreed Adjustment Amount and (ii) the preliminary Adjustment Amount indicated in the Preliminary Adjustment Report. If agreement is not reached within such 90-day period, then the dispute resolutions of Section 1.7(d) shall apply.
          (d) If the parties do not reach an agreement on the Adjustment Amount within the 90-day period specified in Section 1.7(c), then Seller and Buyer shall select an independent accounting firm of recognized national standing (the “Arbitrating Firm”) to resolve the disputed items. If Seller and Buyer do not agree on the Arbitrating Firm within five (5) calendar days after the end of such 90-day period, then the Arbitrating Firm shall be a nationally recognized independent accounting firm selected by lot (after excluding one firm designated by Seller and one firm designated by Buyer). Buyer and Seller shall each inform the Arbitrating Firm in writing as to their respective positions with respect to the Adjustment Amount, and each shall make available to the Arbitrating Firm any books and records and work papers relevant to the preparation of the Arbitrating Firm’s computation of the Adjustment Amount. The Arbitrating Firm shall be instructed to complete its analysis within thirty (30) days from the date of its engagement and upon completion to inform the parties in writing of its own determination of the Adjustment Amount, the basis for its determination and whether its determination is within the Mid-Range (defined below) or if not, whether it is closer to Buyer’s or Seller’s written determination of the Adjustment Amount. Any determination by the Arbitrating Firm in accordance with this Section shall be final and binding on the parties. Within five (5) calendar days after the Arbitrating Firm delivers to the parties its written determination of the Adjustment Amount, Seller shall pay to Buyer, or Buyer shall pay to Seller, as the case may be, an amount equal to the difference between (i) the Adjustment Amount as determined by the Arbitrating Firm and (ii) the preliminary Adjustment Amount indicated in the Preliminary Adjustment Report.
          (e) If the Arbitrating Firm’s determination of the Adjustment Amount is within the Mid-Range, then Seller and Buyer shall each pay one-half of the fees and disbursements of the Arbitrating Firm in connection with its analysis. If not, then (i) if the Arbitrating Firm determines that the written position of Buyer concerning the Adjustment Amount is closer to its own determination, then Seller shall pay the fees and disbursements of the Arbitrating Firm in connection with its analysis, or (ii) if the Arbitrating Firm determines that the written position of Seller concerning the Adjustment Amount is closer to its own determination, then Buyer shall pay the fees and disbursements of the Arbitrating Firm in connection with its analysis. As used herein, the term “Mid-Range” means a range that (i) equals twenty percent (20%) of the absolute difference between the written positions of Buyer and Seller as to the Adjustment Amount and (ii) has a midpoint equal to the average of such written positions of Buyer and Seller.
          (f) All payments to be made under Section 1.7 shall be paid by wire transfer in immediately available funds to the account of the payee at a financial institution in the United States and shall for all purposes constitute an adjustment to the Purchase Price.
     1.8. Allocation. After Closing, Buyer and Seller will allocate the Purchase Price in accordance with the respective fair market values of the Station Assets and the goodwill being purchased and sold in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). Buyer and Seller shall file its federal income tax returns and its other tax returns reflecting the allocation made pursuant to this Section.
     1.9. Closing. The consummation of the sale and purchase of the Station Assets provided for in this Agreement (the “Closing”) shall take place on the fifth business day after the date of the FCC Consent pursuant to the FCC’s initial order (or on such earlier day after such consent as Buyer and Seller may mutually agree), subject to the satisfaction or waiver of the conditions set forth in Articles 6 or 7 below. The date on which the Closing is to occur is referred to herein as the “Closing Date.” Notwithstanding the foregoing, in the event there is a banking moratorium or suspension of payments in respect of banks by federal authorities on the scheduled Closing Date, then Closing shall be delayed until the first business day after which such moratorium is lifted or federal authorities permit payments to be accepted at banks.

     1.10. Governmental Consents.
          (a) Within five (5) business days of the date of this Agreement, Buyer and Seller shall file an application with the FCC (the “FCC Application”) requesting FCC consent to the assignment of the FCC Licenses to Buyer. FCC consent to the assignment of the main station FCC Licenses to Buyer without any material adverse conditions other than those of general applicability is referred to herein as the “FCC Consent.” Buyer and Seller shall diligently prosecute the FCC Application and otherwise use their commercially reasonable efforts to obtain the FCC Consent as soon as possible.
          (b) If applicable, within ten (10) business days after the date of this Agreement, Buyer and Seller shall make any required filings with the Federal Trade Commission and the United States Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder), and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation. Expiration or termination of any applicable waiting period under the HSR Act is referred to herein as “HSR Clearance.”
          (c) Buyer and Seller shall notify each other of all documents filed with or received from any governmental agency with respect to this Agreement or the transactions contemplated hereby. Buyer and Seller shall furnish each other with such information and assistance as the other may reasonably request in connection with their preparation of any governmental filing hereunder. The FCC Consent and HSR Clearance are referred to herein collectively as the “Governmental Consents.”
ARTICLE 2: SELLER REPRESENTATIONS AND WARRANTIES
     Seller, jointly and severally, makes the following representations and warranties to Buyer:
     2.1. Organization. Each Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which the Station Assets are located. Emmis Operating Company is the sole general partner of Emmis Broadcasting. Each Seller has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be made by such Seller pursuant hereto (collectively, the “Seller Ancillary Agreements”) and to consummate the transactions contemplated hereby.
     2.2. Authorization. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by each Seller has been duly authorized and approved by all necessary action of such Seller and does not require any further authorization or consent of such Seller. This Agreement is, and each Seller Ancillary Agreement when made by such Seller and the other parties thereto will be, a legal, valid and binding agreement of such Seller enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     2.3. No Conflicts. Except as set forth on Schedule 2.3 and except for the Governmental Consents and consents to assign certain of the Station Contracts, the execution, delivery and performance by each Seller of this Agreement and the Seller Ancillary Agreements and the consummation by each Seller of any of the transactions contemplated hereby does not conflict with any organizational documents of such Seller or any law, judgment, order, or decree to which such Seller is subject, or require the consent or approval of, or a filing by such Seller with, any governmental or regulatory authority or any third party.
     2.4. FCC Licenses. Except as set forth on Schedule 1.1(a):
          (a) Emmis License is the holder of the FCC Licenses described on Schedule 1.1(a). The FCC Licenses are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. There is not pending any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the FCC Licenses (other than proceedings to amend FCC rules of general applicability). There is not issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or order of forfeiture against the Station or against any Seller with respect to the Station that could result in any such action. The Station is operating in compliance in all material respects with the FCC Licenses, the Communications Act of 1934, as amended (the “Communications Act”), and the rules, regulations and policies of the FCC.
          (b) The Station has been assigned a channel by the FCC for the provision of digital television (“DTV”) service, and the FCC Licenses include such authorization. The Station is broadcasting the DTV signal in accordance with such authorization in all material respects.
     2.5. Taxes. Each Seller has, in respect of the Station’s business, filed all foreign, federal, state, county and local income, excise, property, sales, use, franchise and other tax returns and reports which are required to have been filed by it under applicable law, and has paid all taxes which have become due pursuant to such returns or pursuant to any assessments which have become payable.
     2.6. Personal Property. Schedule 1.1(b) contains a list of material items of Tangible Personal Property included in the Station Assets. Except as set forth on Schedule 1.1(b), Seller has title to the Tangible Personal Property free and clear of liens, claims and encumbrances (“Liens”) other than Permitted Liens (defined below). Except as set forth on Schedule 1.1(b), all material items of Tangible Personal Property are in normal operating condition, ordinary wear and tear excepted. As used herein, “Permitted Liens” means, collectively, the Assumed Obligations, liens for taxes not yet due and payable, liens that will be released at or prior to Closing, and, solely with respect to the Real Property, such other easements, rights of way, building and use restrictions, exceptions, reservations and limitations that do not in any material respect detract from the value of the property subject thereto or impair the use thereof in the ordinary course of the business of the Station.

     2.7. Real Property. Schedule 1.1(c) contains a description of all Real Property included in the Station Assets. Seller has fee simple title to the owned Real Property described on Schedule 1.1(c) (the “Owned Real Property”) free and clear of Liens other than Permitted Liens. Schedule 1.1(c) includes a description of each lease of Real Property or similar agreement included in the Station Contracts (the “Real Property Leases”). To Seller’s knowledge, the Real Property is not subject to any suit for condemnation or other taking by any public authority.
     2.8. Contracts. Except as set forth on Schedule 1.1(d), each of the Station Contracts (including without limitation each of the Real Property Leases) is in effect and is binding upon Seller and, to Seller’s knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally). Seller has performed its obligations under each of the Station Contracts in all material respects, and is not in material default thereunder, and to Seller’s knowledge, no other party to any of the Station Contracts is in default thereunder in any material respect.
     2.9. Environmental. Except as set forth on Schedule 1.1(c) or in any Phase I (defined below), to Seller’s knowledge, no hazardous or toxic substance or waste regulated under any applicable environmental, health or safety law has been generated, stored, transported or released on, in, from or to the Real Property included in the Station Assets. Except as set forth on Schedule 1.1(c) or in any Phase I, to Seller’s knowledge, Seller has complied in all material respects with all environmental, health and safety laws applicable to the Station.
     2.10. Intangible Property. Schedule 1.1(e) contains a description of the material Intangible Property included in the Station Assets. Except as set forth on Schedule 1.1(e), to Seller’s knowledge, Seller’s use of the Intangible Property does not infringe upon any third party rights in any material respect. Except as set forth on Schedule 1.1(e), to Seller’s knowledge, Seller owns or has the right to use the Intangible Property free and clear of Liens other than Permitted Liens.
     2.11. Employees. Except as set forth on Schedule 2.11, (i) each Seller has complied in all material respects with all labor and employment laws, rules and regulations applicable to the Station’s business, including without limitation those which relate to prices, wages, hours, discrimination in employment and collective bargaining, and (ii) there is no unfair labor practice charge or complaint against any Seller in respect of the Station’s business pending or to Seller’s knowledge threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal, and there is no strike, dispute, request for representation, slowdown or stoppage pending or threatened in respect of the Station’s business.
     2.12. Insurance. Seller maintains insurance policies or other arrangements with respect to the Station and the Station Assets consistent with its practices for other stations, and will maintain such policies or arrangements until the Effective Time.
     2.13. Compliance with Law. Except as set forth on Schedule 2.13, (i) each Seller has complied in all material respects with all laws, rules and regulations, and all decrees and orders of any court or governmental authority which are applicable to the operation of the Station, and (ii) to Seller’s knowledge, there are no governmental claims or investigations pending or threatened against any Seller in respect of the Station except those affecting the industry generally.

     2.14. Litigation. Except as set forth on Schedule 2.14, there is no action, suit or proceeding pending or, to Seller’s knowledge, threatened against any Seller in respect of the Station that will subject Buyer to liability or which will affect Seller’s ability to perform its obligations under this Agreement.
     2.15. Financial Statements. Seller has provided to Buyer copies of its statements of operations for the Station for the years ended February 29, 2004 and February 28, 2005. Such statements are the statements included in the audited consolidated financial statements of Seller and its affiliates (but such statements are not separately audited). Such statements have been prepared in accordance with GAAP consistently applied and in the aggregate present fairly in all material respects the results of operations of the Station as operated by Seller for the respective periods covered thereby, except that (i) shared operating expenses (if applicable) are allocated among the television broadcast stations owned by Seller as determined by Seller, and (ii) such statements do not include income tax expense or benefit, interest income and expense, disclosures required by GAAP in notes accompanying the financial statements, retiree benefit expense (pension, health insurance, etc.), non-cash compensation expenses associated with the discount given to employees on stock purchases, certain revenues and expenses associated with operating the Station as a group and expenses attributable to the adoption of accounting pronouncements.
ARTICLE 3: BUYER REPRESENTATIONS AND WARRANTIES
     Buyer hereby makes the following representations and warranties to Seller:
     3.1. Organization. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which the Station Assets are located. Buyer has the requisite power and authority to execute, deliver and perform this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto (collectively, the “Buyer Ancillary Agreements”) and to consummate the transactions contemplated hereby.
     3.2. Authorization. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by all necessary action of Buyer and do not require any further authorization or consent of Buyer. This Agreement is, and each Buyer Ancillary Agreement when made by Buyer and the other parties thereto will be, a legal, valid and binding agreement of Buyer enforceable in accordance with its terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     3.3. No Conflicts. Except for the Governmental Consents, the execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation by Buyer of any of the transactions contemplated hereby does not conflict with any organizational documents of Buyer or any law, judgment, order or decree to which Buyer is subject, or require the consent or approval of, or a filing by Buyer with, any governmental or regulatory authority or any third party.

     3.4. Litigation. There is no action, suit or proceeding pending or threatened against Buyer which questions the legality or propriety of the transactions contemplated by this Agreement or could materially adversely affect the ability of Buyer to perform its obligations hereunder.
     3.5. Qualification. Buyer is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Station under the Communications Act and the rules, regulations and policies of the FCC. There are no facts that would, under existing law and the existing rules, regulations, policies and procedures of the FCC, disqualify Buyer as an assignee of the FCC Licenses or as the owner and operator of the Station. No waiver of or exemption from any FCC rule or policy is necessary for the FCC Consent to be obtained. There are no matters which might reasonably be expected to result in the FCC’s denial or delay of approval of the FCC Application.
ARTICLE 4: SELLER COVENANTS
     4.1. Seller’s Covenants. Between the date hereof and Closing, except as permitted by this Agreement or with the prior written consent of Buyer, which shall not be unreasonably withheld, delayed or conditioned, Seller shall:
          (a) operate the Station in the ordinary course of business and in all material respects in accordance with FCC rules and regulations and with all other applicable laws, regulations, rules and orders;
          (b) not materially adversely modify any of the FCC Licenses;
          (c) not other than in the ordinary course of business, sell, lease or dispose of or agree to sell, lease or dispose of any of the Station Assets unless replaced with similar items of substantially equal or greater value and utility, or create, assume or permit to exist any Liens upon the Station Assets, except for Permitted Liens;
          (d) upon reasonable notice, give Buyer reasonable access during normal business hours to the Station Assets, and furnish Buyer with information relating to the Station Assets that Buyer may reasonably request, provided that such access rights shall not be exercised in a manner that interferes with the operation of the Station;
          (e) at Buyer’s sole cost and expense, provide Buyer any financial information regarding the Station that is maintained by Seller on an unconsolidated basis and requested by Buyer that is reasonably necessary to satisfy any reporting obligations to the Securities and Exchange Commission or reasonably necessary to obtain acquisition financing for the Station;
          (f) except in the ordinary course of business and as otherwise required by law, (i) not enter into any employment, labor, or union agreement or plan (or amendments of any such existing agreements or plan) that will be binding upon Buyer after Closing or (ii) increase the compensation payable to any employee of the Station, except for bonuses and other compensation payable by Seller in connection with the consummation of the transactions contemplated by this Agreement; and

          (g) not, other than in the ordinary course of business, enter into new Station Contracts or amend any existing Station Contracts.
ARTICLE 5: JOINT COVENANTS
     Buyer and Seller hereby covenant and agree as follows:
     5.1. Confidentiality. Seller (or The Blackstone Group, LLC on behalf of Seller) and Buyer (or an affiliate of Buyer on behalf of Buyer) are parties to a non-disclosure agreement with respect to Seller and its television stations (the “NDA”). To the extent not already a direct party thereto, Seller and Buyer hereby assume the NDA and agree to be bound by the provisions thereof. Without limiting the terms of the NDA, subject to the requirements of applicable law, all non-public information regarding the parties and their business and properties that is disclosed in connection with the negotiation, preparation or performance of this Agreement (including without limitation all financial information provided by Seller to Buyer) shall be confidential and shall not be disclosed to any other person or entity, except in accordance with the terms of the NDA.
     5.2. Announcements. Prior to Closing, no party shall, without the prior written consent of the other, issue any press release or make any other public announcement concerning the transactions contemplated by this Agreement, except to the extent that such party is so obligated by law, in which case such party shall give advance notice to the other.
     5.3. Control. Buyer shall not, directly or indirectly, control, supervise or direct the operation of the Station prior to Closing. Consistent with the Communications Act and the FCC rules and regulations, control, supervision and direction of the operation of the Station prior to Closing shall remain the responsibility of Seller as the holder of the FCC Licenses.
     5.4. Risk of Loss.
          (a) Seller shall bear the risk of any loss of or damage to any of the Station Assets at all times until the Effective Time, and Buyer shall bear the risk of any such loss or damage thereafter.
          (b) If prior to the Effective Time any item of Tangible Personal Property is damaged or destroyed or otherwise not in the condition described in Section 2.6 in any material respect, then:
                    (i) Seller shall promptly notify Buyer of such loss and use commercially reasonable efforts to repair or replace such item in all material respects in the ordinary course of business,
                    (ii) Seller’s representations and warranties, and Buyer’s pre-Closing termination rights and post-Closing indemnification rights, are hereby modified to take into account any such condition, and
                    (iii) if such repair or replacement is not completed prior to Closing, then as Buyer’s sole remedy, the parties shall proceed to Closing and Seller shall repair or replace such item in all material respects after Closing (and Buyer will provide Seller access and any other reasonable assistance requested by Seller with respect to such obligation).
          (c) If prior to Closing, except for any DTV signal operating under Special Temporary Authority, the Station is off the air or operating at power levels that result in a material reduction in coverage (a “Broadcast Interruption”), then Seller shall use commercially reasonable efforts to return the Station to the air and restore prior coverage as promptly as practicable in the ordinary course of business. Notwithstanding anything herein to the contrary, if on the day otherwise scheduled for Closing, there is a Broadcast Interruption of the Station (excluding translators and auxiliaries) that results in a material reduction in coverage, then Closing shall be postponed until the date five (5) business days after the Station returns to the air and prior coverage is restored in all material respects, subject to Section 10.1.
     5.5. Environmental.
          (a) Seller has provided Buyer with copies of Phase I environmental assessments of certain Real Property sites as shown on Schedule 1.1(c), if any (each a “Phase I”).
          (b) Such assessments identified the items set forth on Schedule 1.1(c). With respect to such items and any other items or conditions identified in any Phase I or in any further assessments, testing or analysis of such Real Property sites done in connection herewith that identifies a condition that requires remediation in order for the Station to operate in compliance with applicable environmental law in all material respects:
                    (i) except as set forth below, Seller shall use commercially reasonable efforts to remediate such items or conditions in all material respects in the ordinary course of business,
                    (ii) Seller’s representations and warranties, and Buyer’s pre-Closing termination rights and post-Closing indemnification rights, are hereby modified to take into account any such items or conditions, and
                    (iii) if such remediation is not completed prior to Closing, then as Buyer’s sole remedy, the parties shall proceed to Closing and Seller shall remediate such conditions or items in all material respects after Closing (and Buyer will provide Seller access and any other reasonable assistance requested by Seller with respect to such obligation).
          (c) Notwithstanding anything herein to the contrary, if at any time the reasonably estimated cost to remedy such items or conditions in the aggregate exceeds $500,000, then Seller may terminate this Agreement prior to Closing upon written notice to Buyer.
     5.6. Consents.
          (a) The parties shall use commercially reasonable efforts to obtain (i) any third party consents necessary for the assignment of any Station Contract (which shall not require any payment to any such third party), and (ii) execution of reasonable estoppel certificates by lessors under any Real Property Leases requiring consent to assignment (if any), but no such consents or estoppel certificates are conditions to Closing except for the Required Consents (defined below). Receipt of consent to assign to Buyer the Station’s network affiliation agreement designated with a diamond on Schedule 1.1(d) and the Station’s main tower leases designated with a diamond on Schedule 1.1(c) (if any) is a condition precedent to Buyer’s obligation to close under this Agreement (the “Required Consents”).
          (b) To the extent that any Station Contract may not be assigned without the consent of any third party, and such consent is not obtained prior to Closing, this Agreement and any assignment executed pursuant to this Agreement shall not constitute an assignment of such Station Contract; provided, however, with respect to each such Station Contract, Seller and Buyer shall cooperate to the extent feasible in effecting a lawful and commercially reasonable arrangement under which Buyer shall receive the benefits under the Station Contract from and after Closing, and to the extent of the benefits received, Buyer shall pay and perform Seller’s obligations arising under the Station Contract from and after Closing in accordance with its terms.
     5.7. Employees.
          (a) For a period of two (2) years from the date of this Agreement, Buyer shall not, without the prior written consent of Seller, solicit for employment, induce or attempt to induce to leave Seller’s or an affiliate of Seller’s employ, or hire, any employees of Seller or its affiliates staffed in Seller’s Indianapolis headquarters or at any other television station owned by Seller or its affiliates (other than general solicitations not directed solely to any such employees).
          (b) Seller has provided Buyer a list showing employee positions and annualized pay rates for employees of the Station. Buyer shall offer employment to all persons employed by Seller immediately prior to Closing (including any hired after the date hereof, provided that such employee is hired in the ordinary course of business) upon substantially the same terms and conditions and with substantially the same duties and benefits as in effect immediately preceding the Closing, including but not limited to wages, salaries, commission rate (if applicable) and target bonuses (all determined on a cash basis before taking into account Seller’s stock compensation program). With respect to each employee who accepts such offer (collectively, the “Transferred Employees”), at Closing employment with Seller shall terminate and employment with Buyer shall commence, and Buyer shall retain each such employee on such terms for a period of not less than one (1) year after Closing, unless terminated for cause. Without limiting the foregoing, with respect to any Transferred Employee, Buyer shall be responsible for any applicable severance in accordance with Seller’s severance policy (a copy of which has been provided to Buyer).
          (c) With respect to Transferred Employees, Seller shall be responsible for all compensation and benefits arising prior to the Effective Time, and Buyer shall be responsible for all compensation and benefits arising after the Effective Time. Notwithstanding anything herein to the contrary, Buyer shall grant credit to each Transferred Employee for all unused vacation accrued as of the Effective Time as an employee of Seller, and Buyer shall assume and discharge Seller’s obligation to provide such leave to such employees (such obligations being a part of the Assumed Obligations).
          (d) Buyer shall permit Transferred Employees (and their spouses and dependents) to participate in its “employee welfare benefit plans” (including without limitation health insurance plans) and “employee pension benefit plans” (as defined in Section 3(1) and

3(2) of ERISA, respectively) in which similarly situated employees are generally eligible to participate, with coverage effective immediately upon Closing (and without exclusion from coverage on account of any pre-existing condition), with service with Seller deemed service with the Buyer for purposes of any length of service requirements, waiting periods, vesting periods and differential benefits based on length of service, and with credit under any welfare benefit plan for any deductibles or co-payments paid for the current plan year under any plan maintained by Seller. Notwithstanding the above, if required by Buyer’s plan, no prior service with Seller shall be credited under Buyer’s defined pension plan for any reason.
          (e) Buyer shall also permit each Transferred Employee who participates in the Seller’s 401(k) plan to elect to make direct rollovers of their account balances into the Buyer’s 401(k) plan as of Closing, including the direct rollover of any outstanding loan balances such that they will continue to make payments under the terms of such loans under the Buyer’s 401(k) plan, subject to compliance with applicable law and subject to the reasonable requirements of Buyer’s 401(k) plan.
     5.8. Accounting Services.
          (a) For a period of ninety (90) days after Closing (the “Collection Period”), Buyer shall, without charge to Seller, use commercially reasonable efforts to collect the A/R in the ordinary course of business and shall apply all amounts collected from the Station’s account debtors to the oldest account first, unless the advertiser disputes in good faith in writing an older account and designates the payment to a newer account. Buyer shall not discount, adjust or otherwise compromise any A/R and Buyer shall refer any disputed A/R to Seller. Within ten calendar days after the end of each month, Buyer shall deliver to Seller a report showing A/R collections for the prior month. Within ten (10) business days after the end of the Collection Period, Buyer shall certify in writing to Seller the aggregate amount of A/R collections (the “A/R Amount”), together with a statement setting forth a reasonably detailed computation of the A/R Amount (such certificate, the “Collection Certificate”). If the A/R Amount is less than Four Million Dollars ($4,000,000) (the “Target Amount”), then Seller shall pay Buyer such shortfall within ten (10) business days after receipt of the Collection Certificate. If the A/R Amount exceeds the Target Amount, then Buyer shall pay Seller such excess upon delivery of the Collection Certificate. Buyer shall provide Seller with such backup documentation as is reasonably requested by Seller to verify the A/R Amount, and the parties shall negotiate in good faith to resolve any disagreement about the A/R Amount promptly after the end of the Collection Period. Upon such payment, any remaining A/R shall be returned to Seller for collection.
          (b) During the first fifteen (15) business days after Closing, Buyer shall provide to Seller at no additional cost the services of the Station’s business offices, together with reasonable access to related systems and records, for the purposes of closing the books of the Station for the period prior to Closing and of facilitating the distribution of any stock compensation from Seller to the Station’s employees, all in accordance with the procedures and practices applied by the business offices for periods prior to Closing.
     5.9. 1031 Exchange. To facilitate a like-kind exchange under Section 1031 of the Code, Seller may assign its rights under this Agreement (in whole or in part) to a “qualified intermediary” under section 1.1031(k)-1(g)(4) of the treasury regulations (but such assignment shall not relieve Seller of its obligations under this Agreement) and any such qualified intermediary may re-assign to Seller; provided that no such assignment shall prevent or delay Closing. If Seller gives notice of such assignment, Buyer shall provide Seller with a written acknowledgment of such notice prior to Closing and pay the Purchase Price (or such portion thereof as is designated in writing by the qualified intermediary) to or on behalf of the qualified intermediary at Closing and otherwise reasonably cooperate therewith.
ARTICLE 6: SELLER CLOSING CONDITIONS
     The obligation of Seller to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Seller):
     6.1. Representations and Covenants.
          (a) The representations and warranties of Buyer made in this Agreement, shall be true and correct in all material respects as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement.
          (b) The covenants and agreements to be complied with and performed by Buyer at or prior to Closing shall have been complied with or performed in all material respects.
          (c) Seller shall have received a certificate dated as of the Closing Date from Buyer executed by an authorized officer of Buyer to the effect that the conditions set forth in Sections 6.1(a) and (b) have been satisfied.
     6.2. Proceedings. Neither Seller nor Buyer shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.
     6.3. FCC Authorization. The FCC Consent shall have been obtained.
     6.4. Hart Scott Rodino. If applicable, the HSR Clearance shall have been obtained.
     6.5. Deliveries. Buyer shall have complied with its obligations set forth in Section 8.2.
ARTICLE 7: BUYER CLOSING CONDITIONS
     The obligation of Buyer to consummate the Closing hereunder is subject to satisfaction, at or prior to Closing, of each of the following conditions (unless waived in writing by Buyer):
     7.1. Representations and Covenants.
          (a) The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement.
          (b) The covenants and agreements to be complied with and performed by Seller at or prior to Closing shall have been complied with or performed in all material respects.

          (c) Buyer shall have received a certificate dated as of the Closing Date from Seller executed by an authorized officer of Seller to the effect that the conditions set forth in Sections 7.1(a) and (b) have been satisfied.
     7.2. Proceedings. Neither Seller nor Buyer shall be subject to any court or governmental order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.
     7.3. FCC Authorization. The FCC Consent shall have been obtained.
     7.4. Hart Scott Rodino. If applicable, the HSR Clearance shall have been obtained.
     7.5. Deliveries. Seller shall have complied with its obligations set forth in Section 8.1.
     7.6. Consents. The Required Consents shall have been obtained.
ARTICLE 8: CLOSING DELIVERIES
     8.1. Seller Documents. At Closing, Seller shall deliver or cause to be delivered to Buyer:
          (i) good standing certificates issued by the Secretary of State of Seller’s jurisdiction of formation;
          (ii) certified copies of resolutions authorizing the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;
          (iii) the certificate described in Section 7.1(c);
          (iv) an assignment of FCC authorizations assigning the FCC Licenses from Seller to Buyer;
          (v) an assignment and assumption of contracts assigning the Station Contracts from Seller to Buyer;
          (vi) an assignment and assumption of leases assigning the Real Property Leases (if any) from Seller to Buyer;
          (vii) special warranty deeds conveying the Owned Real Property (if any) from Seller to Buyer;
          (viii) an assignment of marks assigning the Station’s registered marks listed on Schedule 1.1(e) (if any) from Seller to Buyer;
          (ix) domain name transfers assigning the Station’s domain names listed on Schedule 1.1(e) (if any) from Seller to Buyer;
          (x) endorsed vehicle titles conveying the vehicles included in the Tangible Personal Property (if any) from Seller to Buyer;

          (xi) a bill of sale conveying the other Station Assets from Seller to Buyer; and
          (xii) any other instruments of conveyance, assignment and transfer that may be reasonably necessary to convey, transfer and assign the Station Assets from Seller to Buyer, free and clear of Liens, except for Permitted Liens.
     8.2. Buyer Documents. At Closing, Buyer shall deliver or cause to be delivered to Seller:
          (i) the Purchase Price in accordance with Section 1.5 hereof;
          (ii) good standing certificates issued by the Secretary of State of Buyer’s jurisdiction of formation;
          (iii) certified copies of resolutions authorizing the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;
          (iv) the certificate described in Section 6.1(c);
          (v) an assignment and assumption of contracts assuming the Station Contracts;
          (vi) an assignment and assumption of leases assuming the Real Property Leases (if any);
          (vii) domain name transfers assuming the Station’s domain names listed on Schedule 1.1(e) (if any); and
          (viii) such other documents and instruments of assumption that may be necessary to assume the Assumed Obligations.
ARTICLE 9: SURVIVAL; INDEMNIFICATION
     9.1. Survival. The representations and warranties in this Agreement shall survive Closing for a period of twelve (12) months from the Closing Date whereupon they shall expire and be of no further force or effect, except that if within such period the indemnified party gives the indemnifying party written notice of a claim for breach thereof describing in reasonable detail the nature and basis of such claim, then such claim shall survive until the earlier of resolution of such claim or expiration of the applicable statue of limitations. The covenants and agreements in this Agreement shall survive Closing until performed.
     9.2. Indemnification.
          (a) Subject to Section 9.2(b), from and after Closing, Seller, jointly and severally, shall defend, indemnify and hold harmless Buyer from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys’ fees and expenses (“Damages”) incurred by Buyer arising out of or resulting from:

                    (i) any breach by Buyer of its representations and warranties made under this Agreement; or
                    (ii) any default by Buyer of any covenant or agreement made under this Agreement; or
                    (iii) the Assumed Obligations; or
                    (iv) the business or operation of the Stations after the Effective Time.
          (b) Notwithstanding the foregoing or anything else herein to the contrary, after Closing, except with respect to Retained Obligations, (i) Seller shall have no liability to Buyer under Section 9.2(a), until, and only to the extent that, Buyer’s aggregate Damages exceed $500,000 and (ii) the maximum liability of Seller under Section 9.2(a) shall be an amount equal to 20% of the Purchase Price.
          (c) From and after Closing, Buyer shall defend, indemnify and hold harmless Seller from and against any and all Damages incurred by Seller arising out of or resulting from:
                    (i) any breach by Buyer of its representations and warranties made under this Agreement; or
                    (ii) any default by Buyer of any covenant or agreement made under this Agreement; or
                    (iii) the Assumed Obligations; or (iv) the business or operation of the Station after the Effective Time.
     9.3. Procedures.
          (a) The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties that is subject to indemnification hereunder (a “Claim”), but a failure to give such notice or delaying such notice shall not affect the indemnified party’s rights or the indemnifying party’s obligations except to the extent the indemnifying party’s ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced and provided that such notice is given within the time period described in Section 9.1.
          (b) The indemnifying party shall have the right to undertake the defense or opposition to such Claim with counsel selected by it. In the event that the indemnifying party does not undertake such defense or opposition in a timely manner, the indemnified party may undertake the defense, opposition, compromise or settlement of such Claim with counsel selected by it at the indemnifying party’s cost (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).
          (c) Anything herein to the contrary notwithstanding:

                    (i) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim;
                    (ii) the indemnifying party shall not, without the indemnified party’s written consent, settle or compromise any Claim or consent to entry of any judgment which does not include the giving by the claimant to the indemnified party of a release from all liability in respect of such Claim; and
                    (iii) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel concerning such Claim and the indemnifying party and the indemnified party and their respective counsel shall cooperate in good faith with respect to such Claim.
ARTICLE 10: TERMINATION AND REMEDIES
     10.1. Termination. Subject to Section 10.3, this Agreement may be terminated prior to Closing as follows:
          (a) by mutual written consent of Buyer and Seller;
          (b) by written notice of Buyer to Seller if Seller breaches its representations or warranties or defaults in the performance of its covenants contained in this Agreement and such breach or default is material in the context of the transactions contemplated hereby and is not cured within the Cure Period (defined below);
          (c) by written notice of Seller to Buyer if Buyer breaches its representations or warranties or defaults in the performance of its covenants contained in this Agreement and such breach or default is material in the context of the transactions contemplated hereby and is not cured within the Cure Period; provided, however, that the Cure Period shall not apply to Buyer’s obligations to deliver the L/C to Seller within one (1) business day of the date hereof and to pay the Purchase Price at Closing;
          (d) by written notice of Seller to Buyer or Buyer to Seller if Closing does not occur by the date twelve (12) months after the date of this Agreement; or
          (e) as provided by Section 5.5(c).
     10.2. Cure Period. Each party shall give the other party prompt written notice upon learning of any breach or default by the other party under this Agreement. The term “Cure Period” as used herein means a period commencing on the date Buyer or Seller receives from the other written notice of breach or default hereunder and continuing until the earlier of (i) twenty (20) calendar days thereafter or (ii) five (5) business days after the scheduled Closing date; provided, however, that if the breach or default is non-monetary and cannot reasonably be cured within such period but can be cured before the date five (5) business days after the scheduled Closing date, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the date five (5) business days after the scheduled Closing date.

     10.3. Survival. Neither party may terminate under Sections 10.1(b) or (c) if it is then in material default under this Agreement. Except as provided by Section 10.5, the termination of this Agreement shall not relieve any party of any liability for breach or default under this Agreement prior to the date of termination. Notwithstanding anything contained herein to the contrary, Sections 1.6 (Deposit) (and Sections 10.4 and 10.5 with respect to the Deposit), 5.1 (Confidentiality) and 11.1 (Expenses) shall survive any termination of this Agreement.
     10.4. Specific Performance. In the event of failure or threatened failure by either party to comply with the terms of this Agreement, the other party shall be entitled to an injunction restraining such failure or threatened failure and, subject to obtaining any necessary FCC consent, to enforcement of this Agreement by a decree of specific performance requiring compliance with this Agreement.
     10.5. Liquidated Damages. If Seller terminates this Agreement pursuant to Section 10.1(c), then Buyer shall pay Seller on demand the sum of $27,000,000 (less the amount of the Deposit actually paid to Seller pursuant to Section 1.6(b)) by wire transfer of immediately available funds, and such payment shall constitute liquidated damages and the sole remedy of Seller under this Agreement. Buyer acknowledges and agrees that Seller’s recovery of such amount shall constitute payment of liquidated damages and not a penalty and that Seller’s liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by Buyer’s material breach or default under this Agreement, the difficulty of proof of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, and the value of the transactions to be consummated hereunder.
ARTICLE 11: MISCELLANEOUS
     11.1. Expenses. Each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement. All governmental fees and charges applicable to any requests for Governmental Consents shall be paid one-half by Buyer and one-half by Seller. Buyer shall be solely responsible for all governmental taxes, fees and charges applicable to the transfer of the Station Assets under this Agreement. Each party is responsible for any commission, brokerage fee, advisory fee or other similar payment that arises as a result of any agreement or action of it or any party acting on its behalf in connection with this Agreement or the transactions contemplated hereby.
     11.2. Further Assurances. After Closing, each party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby. Emmis Operating Company is the general partner of Emmis Broadcasting and as such is liable for all of its obligations under this Agreement.
     11.3. Assignment. Except as provided by Section 5.9 (1031 Exchange), neither party may assign this Agreement without the prior written consent of the other party hereto. The terms of this Agreement shall bind and inure to the benefit of the parties’ respective successors and any permitted assigns, and no assignment shall relieve any party of any obligation or liability under this Agreement.

     11.4. Notices. Any notice pursuant to this Agreement shall be in writing and shall be deemed delivered on the date of personal delivery or confirmed facsimile transmission or confirmed delivery by a nationally recognized overnight courier service, and shall be addressed as follows (or to such other address as any party may request by written notice):

if to Seller:	c/o Emmis Communications Corporation
One Emmis Plaza
40 Monument Circle, Suite 700
Indianapolis, Indiana 46204
Attention: President and CEO
Facsimile: (317) 684-5583

with copies (which shall not	Emmis Communications Corporation
constitute notice) to:	3500 W. Olive Avenue, Suite 1450
Burbank, California 91505
Attention: Gary Kaseff
Facsimile: (818) 238-9158

Wiley Rein & Fielding LLP
1776 K Street, N.W.
Washington, D.C. 20006
Attention: Doc Bodensteiner
Facsimile: (202) 719-7049

Bose McKinney & Evans, LLP
2700 First Indiana Plaza
135 N. Pennsylvania Street
Indianapolis, Indiana 46204
Attention: David L. Wills
Facsimile: (317) 223-0125

if to Buyer:	Gray Television, Inc.
4370 Peachtree Road N.E.
Atlanta, Georgia 30319
Attention: Robert S. Prather
Facsimile: 404-261-9607

with a copy (which shall not	Troutman Sanders, LLC
constitute notice) to:	600 Peachtree Street, N.E.
Suite 5200
Atlanta, Georgia 30308
Attention: Neal H. Ray, Esq.
Facsimile: 404-962-6857
     11.5. Amendments. No amendment or waiver of compliance with any provision hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of such amendment, waiver, or consent is sought.

     11.6. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings with respect to the subject matter hereof, except the NDA, which shall remain in full force and effect. No party makes any representation or warranty with respect to the transactions contemplated by this Agreement except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Seller makes no representation or warranty to Buyer with respect to any projections, budgets or other estimates of the Station’s revenues, expenses or results of operations, or, except as expressly set forth in Article 2, any other financial or other information made available to Buyer with respect to the Station.
     11.7. Severability. If any court or governmental authority holds any provision in this Agreement invalid, illegal or unenforceable under any applicable law, then, so long as no party is deprived of the benefits of this Agreement in any material respect, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.
     11.8. No Beneficiaries. Nothing in this Agreement expressed or implied is intended or shall be construed to give any rights to any person or entity other than the parties hereto and their successors and permitted assigns.
     11.9. Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the choice of law provisions thereof.
     11.10. Neutral Construction. Buyer and Seller agree that this Agreement was negotiated at arms-length and that the final terms hereof are the product of the parties’ negotiations. This Agreement shall be deemed to have been jointly and equally drafted by Buyer and Seller, and the provisions hereof should not be construed against a party on the grounds that the party drafted or was more responsible for drafting the provision.
     11.11. Cooperation. After Closing, Buyer shall cooperate with Seller in the investigation, defense or prosecution of any action which is pending or threatened against Seller or its affiliates with respect to the Station, whether or not any party has notified the other of a claim for indemnity with respect to such matter. Without limiting the generality of the foregoing, Buyer shall make available its employees to give depositions or testimony and shall furnish all documentary or other evidence that Seller may reasonably request. Seller shall reimburse Buyer for all reasonable and necessary out-of-pocket expenses incurred in connection with the performance of its obligations under this Section 11.11.
     11.12. Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which together will constitute one and the same agreement.
[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

BUYER:	GRAY TELEVISION GROUP, INC.

By:

Name:
Title:

SELLER:	EMMIS TELEVISION BROADCASTING, L.P.
	By:	Emmis Operating Company, its general partner

By:

Name:
Title:

EMMIS TELEVISION LICENSE, LLC

By:

Name:
Title: